Exhibit 10.11
     This AGREEMENT (“Agreement”) is made and entered the                      200     “Effective Date”) by and between (herein after called “Supplier”) a                      corporation with its principal place of business at                      and                      (herein after called “Distributor”)                      company with its principal place of business at                                                                                 .
WITNESSETH
     WHEREAS, the Supplier is engaged in the business of the sale of orthopaedic implants and instruments manufactured by its parent company St. Francis Medical Technologies, Inc. residing at 960 Atlantic Avenue, Suite 102, Alameda, California, USA, (hereinafter called: Manufacturer) as described in Exhibit B, hereinafter collectively referred to as the “Products” and individually as a “Product”.
     WHEREAS, the Distributor has knowledge and experience in distributing and servicing such products and desires to purchase the Products from Supplier for resale to and servicing customers for the Products.
     WHEREAS, Supplier and Distributor desire to execute this Agreement to evidence the terms and conditions of their business relationship for a three (3) year period, with the possibility of extending such relationship subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and other terms and conditions contained herein, the parties hereto agree as follows:
     1. Appointment; Territory.
          1.1 Supplier hereby appoints Distributor, and Distributor hereby accepts such appointment, as the exclusive, stocking independent distributor of the Products for sale in the “Territory” (as defined below).
          1.2 Subject to the terms and conditions set forth in this Agreement, the Distributor shall have the exclusive right to distribute the Products allocated to such Distributor hereunder in all of the areas set forth on Exhibit A attached hereto (the “Territory”). Supplier reserves all areas other than the Territory for itself to exclusively distribute the Products or to grant third parties such distribution rights. Distributor shall not actively approach customers outside the Territory. Nothing contained herein shall in any manner be deemed to restrict or limit the ability of Manufacturer and/or Supplier to appoint another distributor for the Products in areas other than the Territory.
          1.3 Conflict of Interest. Distributor warrants to Supplier that Distributor does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, with a maximum of five years (inclusive of extensions of this Agreement), Distributor shall not, without Supplier’s prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that, in Supplier’s judgment compete with the Products covered by this Agreement.

          1.4 Sub-distribution: The Distributor shall not appoint any sub-distributor in the Territory, without the prior written consent of Supplier.
     2. Term.
     This Agreement shall become effective on the date of its signature by both parties (“Starting Date”) and shall remain in force for a period of three (3) years unless terminated early due to failure to comply with the terms of this agreement. Six (6) months before the end of the initial term, renewal of this Agreement for additional periods of one (1) year will be discussed and negotiated. The parties are however not obliged to renew this Agreement.
     3. Products price and delivery:
          3.1 The Products and their prices per Product unit to be paid by the Distributor to the Supplier shall be as set forth in Exhibit B.
     Exhibit B could be amended from time to time at the sole option of the Supplier by delivery of a copy thereof to the Distributor to provide for additional Product(s) or to delete discontinued Product(s). The Supplier shall give the Distributor at least 90 days prior written notice preceding the date the change becomes effective of each price change. The Supplier will honor the Distributor’s existing purchase orders at the prices in effect immediately prior to the effective date of any such notice.
          3.2 Terms of payment shall be
•	60 days from the date of the invoice. Every order is to be supported by a Letter of Credit from an accredited official commercial bank in the “Territory”.

•	Further orders will only be implemented with payment under “Cash-on-Delivery” conditions. Supplier will compensate Distributor for such payments with % of the net value of the order.
     Any invoiced amount not paid when due shall be subject to a service charge at a rate of one percent (1.5%) per month over the bank charge at the moment as permitted by law. If Distributor fails to make any payment to Supplier when due, Supplier may, without affecting its rights under this Agreement or law, cancel or delay any future shipments of the Products to Distributor. The Product is delivered Ex Works as defined in Incoterms 2000. Shipping and handling costs will be paid by the Supplier and invoiced by the Supplier to the Distributor. Transfer of risk of the Products occurs when Supplier places them at the disposal of the carrier. Title to the Products shall continue to be held by Supplier until all amounts payable by Distributor in connection to any deliveries by Supplier, including interests and collection costs, have been paid in full by Distributor to Seller.

          3.3 Supplier shall deliver the Products within 10 working days after the order has been placed by the Distributor and provided that the ordered amounts per month do not exceed the amounts forecasted under 6.3 (b) of this agreement. In the event of excess ordering, Supplier will inform Distributor of the applicable delivery terms. The mere fact of a delivery term being exceeded shall not constitute default on Supplier’s part nor does it constitute a right to defer payment.
          3.4 Re-label of products: The Supplier agrees to supply the Distributor with the Products labelled according to CE Mark specifications. In the event local law or practice necessitates substitute or additional labelling, the Distributor agrees to draft and produce the substitute or additional labelling and submit it to the Supplier for written approval before applying it to the Product or distributing it in any manner.
     4. Record Keeping.
     The Distributor agrees to maintain appropriate records of the distribution of all Product(s) consistent with the information requirements described in the United States Food and Drug Administration’s Medical Device Reporting Regulations and applicable sections of the United States Food and Drug Administration’s Quality Systems Regulations (21 Code of Federal Regulations 820, sections 820.140, 820.150, 820.160), or any applicable future (replacement) regulations. On request, the Supplier will provide the Distributor with a copy of these information requirements, in addition, for distribution of the Product(s) within the European Community, the Distributor agrees to comply with the Final Draft of Guidelines on a Medical Devices Vigilance System, published by the Joint Commission of the European Communities (MEDDEV 2.12-1 rev 4, April 2001) [Attachment #1], or any applicable future (replacement) regulations or guidelines.
     The distribution records will contain at a minimum, the following information for each shipment of Product:
–	name and address of the customer or consignee

–	Product numbers and quantity of each Product number sold

–	date the Product was sold

–	lot number and/or serial number as applicable
     The Supplier may review these records at its discretion and in case of product recall or when regulatory or quality regulations requires.
     If the Agreement with the Distributor ends or is terminated or if the Distributor ceases operations, then the Distributor will provide the Supplier copies of all of its distribution records for Product(s) within 30 days of the end or termination of the Agreement or the Distributor’s cessation of operations.
5. Product Warranty; Technical Support
          5.1 Supplier warrants to Distributor that Products purchased by Distributor hereunder will be free from defects in materials and workmanship under normal use and conditions at the time of shipment of such Products to Distributor and that said Products are manufactured in full compliance with the Company Quality System of Manufacturer, in particular in compliance with the International Standards CE Mark, ISO 13485:1996, EN 46001:1996, and any applicable future (replacement) standards. This warranty is intended solely for the benefit of Distributor. All claims hereunder shall be made by Distributor and may not be made by Distributor’s customers. This warranty does not extend to Products that have been subject to misuse, accident, tampering or improper installation. This warranty is in lieu of all other warranties, express or implied, all of which are hereby disclaimed and excluded by Supplier, including, without limitation, any warranty of merchantability or fitness for a particular purpose or use and all obligations or liabilities on the part of Supplier for damages arising out of or in connection with the use, repair or performance of the Products.
          5.2 Upon receipt of the Products, Distributor will inspect them in accordance with Exhibit D sub 3. If any Product is defective at the time of shipment to Distributor, Supplier will, at its option, either replace or repair such Product or refund the purchase price thereof; provided that in each case such Product is returned at Supplier’s expense to Supplier within thirty days after the date of original shipment. Prior to returning any Product alleged to be defective, the Distributor agrees to notify Supplier in writing in accordance with Exhibit D sub 3, with a description of the claimed defect, and shall include the model and lot number of such Product. No Product shall be returned without a Returned Goods Authorisation (RGA) obtained in advance from Supplier, said RGA not to be unreasonably withheld. Returned Products travel at the risk of Distributor. The obligations of Supplier under this subparagraph 5.2 are the exclusive remedies for any breach of Product warranty. The sole purpose of these remedies shall be to provide Distributor with the replacement or repair of non-conforming Products, or, alternatively, a refund of the purchase price thereof, in the manner provided in this subparagraph 5.2. These exclusive remedies shall not be deemed to have failed their essential purpose so long as Supplier is willing and able to repair or replace the non-conforming Products or refund the purchase price thereof in the manner provided in this subparagraph 5.2. Supplier neither assumes, nor authorizes any other person to assume for it, any other additional liability or responsibility in connection with the Products.
          5.3 Any liability of Supplier to Distributor for failure attributed to Supplier in the performance of the obligations under the Agreement, on the basis of a wrongful act of Supplier or Manufacturer or any other basis shall be limited to compensation for the direct damage to a maximum of                     , except for damage caused by wilful intent or gross negligence by Supplier, meaning wilful intent or gross negligence by Supplier’s senior executives.
          5.4 Supplier and Manufacturer shall not be liable for consequential or indirect damage suffered by the Distributor. Consequential/indirect damage is understood to mean all damage which is not direct damage, including but not limited to, loss of profit, loss due to discontinuation of the company, loss of information/ data files, non-material damage and missed savings.
          5.5 Supplier and Manufacturer shall nave no liability to Distributor in the event that the Distributor has not taken measures immediately after the damage causing event took place in order to limit the damage or prevent more or other damage respectively, as well as not giving Supplier all the relevant information regarding this matter as soon as reasonably possible and not giving Supplier the opportunity to take measures to minimise the loss. Every right to damages shall further lapse in the event Distributor did not institute legal proceedings regarding its alleged claim within one year after the damage causing event took place.
     6. Product Sales Promotion and Co-operation
          6.1 The Distributor shall use its best efforts to promote and sell the Products in the Territory. Without limiting the generality of the foregoing, Distributor shall maintain Product inventory and personnel adequate to meet customer demand for Product sales and services in the Territory, The Distributor shall also designate appropriate personnel to attend an initial Product training session which may be held at Supplier’s facilities in                     , or at such other location as Supplier may reasonably designate. Supplier shall provide such initial Product training without charge. The Distributor shall bear travel costs of its personnel and Supplier shall bear meals and lodging expenses, according to Supplier’s practices for its own employees, directly associated with Distributor’s personnel’s attendance at such training session.
     The Distributor shall be solely responsible for all sales, advertising, promotional and training expenses incurred in connection with promoting and selling the Products allocated to it hereunder in the Territory. The Distributor shall offer for sale and sell its Products only on the basis of the Product information, representations and “Limited Warranty Policy”, as defined in sections 5.1, 5.2 and 5.4 above, which Supplier provides to Distributor or which are approved by Supplier in advance for their use.
          6.2 The Supplier shall supply the Distributor with English language sales aids and Product promotional materials, including brochures, technique guides, article reprints and videotapes (collectively: “Promotional Materials’), so that the Distributor may employ them in its promotional efforts. The Distributor is authorised to, at his expense, modify the Promotional Materials before use. Modifications include, but are not limited to, translations into local language or overlabelling. The Distributor must submit any modification in Promotional Material to the Supplier for written approval, which approval may be withheld at Supplier’s sole discretion. For approval, the Distributor will supply the Supplier three copies of the modified Promotional Materials for the Supplier’s regulatory records. Distributor shall only use modified Promotional Materials after receipt of Supplier’s written approval. Distributor will equip all its spinal product specialists with a product demonstration kit (see Exhibit B) at its expense, as these also can be deployed for individual surgical loaner cases.
          6.3 Quotas; Forecasts
     Quota. The Distributor will be required to sell a minimum number of Products annually in the Territory (the “Quota”). The Quota for the initial one-year term of this Agreement is set forth on Exhibit E hereto. The Quota is broken down into quarterly Product unit sales. The Distributor and the Supplier have mutually agreed upon the targets for Product unit sales of the Product(s) in the Territory (the “Minimum Performance Requirement”) for the four (4) quarters commencing at the Starting Date. This Minimum Performance Requirement is documented and attached to the Agreement as Exhibit E. At least 90 days prior to each of the Starting Date’s anniversaries, the Distributor and the Supplier will agree upon a Minimum Performance Requirement for the four (4)

quarters commencing at the respective anniversary. These agreed-upon Minimum Performance Requirements will be documented and attached to the Agreement as Exhibit E.
               (a) The minimum sales of Products per quarter will be 20 percent (20%) of the annual Quota for the respective year. Distributor is to hold an inventory to satisfy at least 1 month of sales, but no more than 3 months of actual sales in units.
               (b) Forecasts. Upon execution of this Agreement, the Distributor will provide Supplier with a written twelve (12) month forecast of the Sales of Products it expects to generate in the Territory. Thereafter, the Distributor will furnish to Supplier within 20 business days before the beginning of each quarter a written rolling twelve (12) month forecast of the sales of Products it expects to generate in the Territory in order to secure appropriate product availability from Supplier. Each forecast will constitute a non-binding good faith estimate of expected sales of the Products.
               (c) Special Right to Terminate Agreement. The Distributor understands and agrees that the establishment and achievement of the Quota pursuant to Section 6.3a is the essence of this Agreement and that any failure by the Distributor to satisfy its obligation under Section 6.3a will entitle Supplier to terminate this Agreement pursuant to Section 11. In addition, the Distributor understands and agrees that the failure to agree with Supplier on an annual Quota for any year will entitle Supplier to terminate this Agreement upon thirty (30) days written notice pursuant to Section 11.
7. Product Names, Trademarks.
          7.1 Supplier hereby grants to the Distributor a non- exclusive and non-transferable license permitting it, its agents and its subdistributors to use Supplier’s name, all marks and designs on the packaging of the Products and trademarks as described in Exhibit F, (the “Trademarks”) solely to promote and sell the Products allocated to such Distributor pursuant to this Agreement. The Distributor shall not:
–	use or permit any agent or subdistributor of the Distributor to use any trademark or product names confusingly similar to those used by Supplier; or

–	use or permit any agent or subdistributor of the Distributor to use the Trademarks on any objects not containing the Products.
     Distributor agrees that Supplier and/or Manufacturer own all right, title and interest in the Trademarks. Except as specifically provided herein, nothing in this Agreement shall be deemed to confer or transfer upon the Distributor, any of its agents or any of its subdistributors any right, title or interest in any of the Trademarks.
     Any other intellectual property rights, including but not limited to patents, patent applications, design rights, copyrights, database rights, or trade secrets with respect to the Products (collectively referred to as “Product IP”) shall remain with Supplier and/or Manufacturer. Unless expressly stipulated otherwise in this Agreement, none of the Product IP or license thereof shall be transferred or granted to Distributor, any of its agents or any of its subdistributors.

     Unless expressly agreed otherwise herein or permitted under mandatory statutory provisions and upon 60 days written notice to Supplier, Distributor shall not further develop, alter or modify the Product nor make any copy of the Products.
          7.2 The Distributor agrees to notify Supplier in writing of any claim or action or infringement threatened or brought against the Distributor, conflicting uses of, application or registrations for, or acts of infringement or unfair competition involving the Products or Product IP, promptly after the Distributor learns of any such matter. The Distributor shall furnish all records, documents, specimens and testimony relating to such claim or action as Supplier may request and shall otherwise cooperate with Supplier in any such claim or action.
          7.3 Except as otherwise required by applicable law or other governmental regulation, Supplier shall manage any registrations for the Products, Product IP or its reimbursement or the Trademarks required by local government authorities, and the Distributor agrees to provide such assistance in such registrations as Supplier may from time to time request. Supplier and/or Manufacturer at all times owns such registrations. Distributor shall not make any registration relating to the Products unless expressly agreed upon by the parties in writing.
     8. Confidential information.
          8.1 The Distributor acknowledges that, during the continuance of this Agreement, it may have access to Product IP, (other) proprietary business information and to trade secrets of Supplier and/or Manufacturer regarding the Products, including but not limited to, information regarding surgical procedures relating to the installation of the Products (collectively, the “Confidential Information”). To the extent Supplier considers any such information to be Confidential Information, it will so indicate to such Distributor, in the case of information in documentary or other tangible form, by summarising or identifying the same in writing and sending such summary to Distributor as confirmation that such information is Confidential Information. The Distributor agrees that it shall use the Confidential Information solely to further sales of the Products as contemplated by this Agreement and shall not disclose or use any such Confidential Information, directly or indirectly, for any other purpose. The Distributor further agrees to take all steps necessary or advisable to preserve and protect such Confidential Information. Without limiting the generality of the foregoing, except as required or ordered by any governmental agency, court or tribunal of competent jurisdiction, Distributor shall not, without obtaining prior approval of Supplier, divulge such Confidential Information to any person who does not require access to it for the purpose of exercising such Distributor’s rights or obligations under this Agreement. Distributor further agrees that immediately upon expiration or termination of this Agreement and as a condition precedent to the Suppliers obligations to pay any amount then due to Distributor under this Agreement, Distributor shall promptly deliver to Supplier any and all property belonging to the Supplier, including without limitation, all Confidential Information (including all physical repositories or photocopies thereof) then in Distributor’s custody, control or possession.
          8.2 Distributor shall promptly disclose to Supplier all inventions, discoveries and improvements, whether patentable or not, made or conceived during the term of this Agreement which are within or related to the existing or contemplated scope (now or at any later time during such period) of the business of Supplier and/or Manufacturer. Any invention, discovery or improvement shall be deemed to have been made during the term of this Agreement if it is made or conceived prior to a date which is one hundred twenty (120) days after expiration or termination of this Agreement.
     Distributor shall, upon request, assign to Supplier or to any other party designated by Supplier any or all of said inventions, discoveries or improvements, any patent applications filed thereon, together with all extensions, reissues and renewals thereof in The Territory and in all foreign countries; and Distributor shall promptly execute all proper papers for these purposes and for use in applying for, obtaining and maintaining all such patents as Supplier may request, but at the expense of Supplier. Distributor’s obligation to execute the papers and make assignments as specified in this Section shall continue beyond the term of this Agreement.
     9. Government Regulations.
     At all times during the continuance of this Agreement, the Distributor shall have in affect all licenses, permits and authorisations which are legally necessary or commercially advisable to its performance hereunder. The Distributor shall comply with all local and                      laws, rules and regulations necessary to the performance of this Agreement.
     10. Indemnification
          10.1 Distributor’s indemnity. Distributor shall indemnify and hold harmless Supplier, its subsidiaries, affiliates, customers, and their directors, employees, successors and assignees (“Supplier Indemnities”) from and against any losses, damages, claims, demands, suits, liabilities and expenses (including court costs and reasonable attorneys fees) that arise out of or result from (i) any acts or omissions of Distributor, his agents or employees or from any failure of the Distributor, his agents or employees to perform its obligations under this Agreement (ii) any performance or non-performance by Distributor or his agents or employees under this Agreement resulting, in whole or in part, in any damage to property, injury to, or death of persons, including those resulting from the use of any motor vehicle or other equipment or property, (iii) the failure of Distributor to comply with any applicable laws, rules and regulation or (iv) the failure to procure and maintain all licenses and permits necessary to the performance of its business and its obligations hereunder, or in any way related to the breach by Distributor of its representations, warranties or covenants hereunder. Distributor will give Supplier prompt written notice of any such claim of loss, liability, damage or fine of which it becomes aware. Distributor shall assume the investigation, defense or settlement of any action, at its own expense, with counsel reasonably satisfactory to Supplier. Distributor shall not settle any such claim without Supplier’s written consent unless such settlement contains a complete release of Supplier from any liability.
          10.2 Insurance. Distributor shall maintain, at its own cost and expense, the following kinds of insurance, in such amounts as it customarily maintains for similar activities, covering Distributor as the insured: (i) workmen’s compensation as required by applicable law, (ii) public liability insurance for bodily injury and property damage, (iii) professional liability insurance (iv) automobile liability and (v) product liability insurance against claims regarding the manufacture, sale, distribution or use of the Products under the Agreement.

          10.3 Supplier’s indemnity; product liability. Supplier shall indemnify and hold Distributor harmless from and against any claim, toss, liability or damage (including courts costs and reasonable legal fees) instituted by a third party against the Distributor (1) arising from the application or use of any Product in the Territory or (2) which arise in territories other than Distributor’s Territory, provided that such claim, loss liability or damage (including court costs and reasonable legal fees) does not arise out of the act or omission of Distributor. Supplier shall assume the investigation, defence and settlement of any such claim, at its own expense, with counsel reasonably satisfactory to Distributor. Supplier shall not be liable for any settlement or consent judgement or other voluntary final disposition of any claim of action effected without its consent. The Distributor shall furnish all records, documents, specimens and testimony relating to such claim or action as Supplier may request and shall otherwise cooperate with Supplier in any such claim or action.
     11. Termination
          11.1 The following events constitute grounds for the Supplier to terminate the Agreement upon the notice specified therein;
               (a) failure to agree upon a Minimum Performance Requirement, 30 days written notice;
               (b) the Distributor’s decision to sell a product in the Territory which is directly competitive with the Product(s), as determined solely by the Supplier, with the Product(s), 10 days written notice;
               (c) failure by the Distributor to comply with the provisions of Section 4, Record Keeping, 30 days written notice: and
               (d) failure by the Distributor to comply with the provisions of Schedule B, Sections 3-4, Product Storage and Shipment, 30 days written notice;
     In the event the parties have not agreed respectively the Distributor did not remedy a breach of its obligations within the applicable notice period, the Supplier has the right to terminate this agreement with immediate effect by registered mail without owing any remuneration to the Distributor.
          11.2 In addition to the grounds for termination upon notice set forth in Section 11.1 above, this Agreement may be terminated with immediate effect by registered mail by either of the parties hereto, without owing any remuneration to the other party, if the other party fails under any of the following occasions:
               (a) The other party fails or defaults in the performance of any of its obligations under this Agreement (other than mentioned under article 11.1 above) unless such failure or default is cured within ten (10) days from the written notice of the terminating party or, in case or failure of payment, within ten (10) days from the written notice, except for the case of force majeure as defined hereafter, or

               (b) The other party suspends payment of its debts, enters or becomes subject to corporate rehabilitation procedures, liquidation, dissolution or bankruptcy proceedings, makes composition with its creditors, seeks relief under similar laws for debtors’ relief.
               (c) The other party sells or terminates all or substantially all of its business;
               (d) Failure by the Distributor to achieve the quarterly Minimum Performance Requirement for two (2) consecutive quarters.
          11.3 If one of the events mentioned in article 11.1 and 11.2 occurs, Supplier has the right to suspend its obligations under this Agreement immediately, without any written notice being required.
     12. Assignment of Rights and Change of Control
          12.1 Distributor may not assign or license its rights and obligations under this Agreement in whole or in part to any third party (including subsidiary/group companies) without prior written consent of Supplier. Supplier has the right to transfer its rights and obligations under this agreement at all times without requiring Distributor’s consent.
          12.2 In the event of a change of control over Distributor, included but not limited to a change in Distributor’s executive management or a transfer of ownership or transfer of the voting power in Distributor, Supplier has the right to terminate this Agreement with immediate effect by registered mail.
          12.3 In the event of a change of control over Supplier and/or Manufacturer, included but not limited to any reorganization, bankruptcy of, or any sale of substantially all the assets of, or any transfer of control of more than 50% of the voting power of Supplier and/or Manufacturer, Supplier has the right to terminate this Agreement with immediate effect by registered mail.
     13. Effects of Termination
     Upon the termination or expiration of this Agreement, the following provisions shall apply:
          13.1 Pending orders. Supplier shall honour all orders transmitted by Distributor to Supplier prior to the date of termination upon all of the terms and conditions contained herein.

          13.2 Payments by Distributor. Distributor shall pay Supplier all unpaid amounts for Products purchased by Distributor from Supplier on their due date.
          13.3 Reversion of rights to Supplier. Distributor shall have no further right to use in any way the Trademarks, Product IP or Confidential Information as authorised by section 7.1 and 8. All rights granted by this Agreement to Distributor shall expire, and shall revert to Supplier. Distributor shall convey to Supplier any rights it has to the Trademarks or any derivation thereof and shall promptly return to Supplier any and all written and electronic documents and copies thereof containing Trademarks, Product IP or Confidential Information, unless otherwise agreed to between the parties. Distributor will upon Supplier’s first request transfer any and all Product registrations or reimbursements listings to (the name of) Supplier, or render all required co-operation for such transfer.
          13.4 Provision that are intended to survive termination or expiration of this agreement, including but not limited to Sections 4, 8, 9 and 10, shall survive any termination or expiration.
          13.5 In case of contract termination as referred to in § 13.1 Supplier offers a buy back provision as applicable to all the products that are commercially usable. Implants, with a remaining shelf life of at least 1 year and in undamaged original packaging, are bought at            of the price originally invoiced, capped to the inventory as specified in § 6.3a. Instruments at a depreciation over                 starting at           % of the price originally invoiced.
     14. Relationship of the Parties.
     The relationship between the Supplier and the Distributor hereunder is that of a buyer and seller, not principal and agent, with the Distributor purchasing Products for resale for its own account. As an independent contractor, the Distributor shall have complete charge of any persons engaged by such Distributor for the resale and servicing of the Products. The Distributor has not authority to act on behalf of the Supplier or to bind Supplier or Manufacturer by any promise or representation unless specifically authorised in writing to do so by the Supplier.
     15. Force Majeure
     None of the parties hereunder shall be liable for failure or delay of performance of obligations under this Agreement (other than payment of moneys) due to causes arising from or attributable to acts, events, omissions or accidents beyond reasonable control of such party, including, but not limited to, acts of God, strike, lockout, labor disputes, shortage of transportation, embargo, prohibition of import or export of the Products, governmental orders or restrictions, shortage of materials or labour, utility or communication failure, war, fire, explosion, sabotage, storm, flood, earthquake, or epidemics. The party affected by the force majeure shall promptly notify the other party hereof. If any of these causes prevents or delays performance for more than 90 consecutive days or for more than 180 days in any calendar year, any party hereunder may terminate this Agreement, effective immediately on written notice to the other parties.

     16. Exhibit D
     Exhibit D to this Agreement contains further obligations of the parties hereto. Exhibit D, as all other Exhibits, forms an integral part of this Agreement.
     17. Notices.
     Any notice or approval required or permitted under this Agreement shall be in writing and shall be sent by facsimile, e-mail or by registered or certified airmail, postage prepaid, to the address specified below or to any other address designated by prior notice. Any notice or approval sent by facsimile shall be deemed to have been received one business day after its transmission if there is a confirmation of a successful transmission. Any notice or approval sent by airmail shall be deemed to have been received five business days after its date of posting.

If to Supplier

If to Distributor

Tel: Fax:
     18. Agreement Scope, Effective Date & Applicable Law.
     This Agreement and its Exhibits constitute the full and complete agreement between both parties and supersedes any prior understanding or agreement between the parties. Both parties understand that this Agreement does not constitute either of the parties as an agent, legal representative, employee or servant of the other party hereto for any purpose whatsoever. Furthermore, it is understood between the parties that each party is independent and neither Supplier or Distributor is in any way authorized to make any contract, warranty or representation or to create any obligation, expressed or implied on behalf of any other party hereto. Except for Section 3, Prices and Payment Terms, this Agreement may not be altered, amended, modified or a provision hereof waived except in writing signed by both parties. All disputes arising out of or in connection with this Agreement including the Annexes, which the parties have not been able to settle amicably, will exclusively be brought before the competent court of Suppliers residence, unless the Supplier decides to bring such dispute before the competent court of Distributors residence.
     This Agreement shall not become effective until duly executed by both the Distributor and the Supplier.
     This Agreement shall be governed by                 law.

     19. Severability
     If any provision of this Agreement is illegal or invalid, such provision shall be deemed severed, with the remaining provisions of this Agreement being deemed to remain in full force and effect. The parties are obliged to replace the illegal or invalid provisions with other clauses that are binding, in such a way that the new provisions differ as little as possible from the illegal or invalid provisions, taking into account the object and purpose of this Agreement.
     20. Distributor’s Representations and Warranties
     Distributor represents and warrants to the Company as follows:
          20.1 Corporate Existence and Power. Distributor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.
          20.2 Authorization and Enforcement of Obligations. Distributor (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform Distributor’s obligations hereunder and (b) has taken all necessary corporate action on Distributor’s part to authorize the execution and delivery of this Agreement and the performance of Distributor’s obligations hereunder. This Agreement has been duly executed and delivered on behalf of Distributor, and constitutes a legal, valid, binding obligation, enforceable against Distributor in accordance with its terms.
          20.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by Distributor in connection with this Agreement have been obtained.
          20.4 No Conflict. The execution and delivery of this Agreement and the performance of Distributor’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of Distributor. Distributor further warrants that it does not currently promote, market or solicit order for products that are competitive with the Products.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorised representatives on the day and year first above written.

SUPPLIER:

By:

Title:

Signature:	Signature:

DISTRIBUTOR:

By:

Title:

Signature:

EXHIBIT A
Territory

EXHIBIT B
Section 1 & 2
Products and Price List
Per reference: hospital sales price (as implemented in                     )
          ,– per implant (               )
Sales Price to Distributor:

		ROE€ Price	Transfer price
Description	Catalog #	(ex. VAT)	(ex. VAT)
6mm X STOPpk	1-3006
8mm X STOPpk	1-3008
10mm X STOPpk	1-3010
12mmX STOPpk	1-3012
14mm X STOPpk	1-3014
16mm X STOPpk	1-3016

Small Curved Dilator	2-2004
Large Curved Dilator	2-2005
Sizing Distractor	2-2016
Spacer Insertion	2-2301
Instrument
Wing Insertion	2-2002
Instrument
Hex Head Screwdriver	2-2003
Sterilization Container	3-3001
(Total Instruments)

Complete Instrument Set	4-2000
W/Container
Demonstration case
Section 3
     Product Storage: According to GMP
Section 4
     Shipments: According to GMP

EXHIBIT C
(not applicable)

Exhibit D
Additional Agreements Between the Supplier and the Distributor
     1. Regulatory. The Distributor agrees to notify Supplier in writing before the close of business on the next business day after becoming aware of any customer complaints or Product malfunctions. The Distributor also agrees to cooperate fully with the Supplier’s personnel in the investigation of complaints, including the collection of appropriate information from customers, patients or user facilities, and to sharing that information in a timely manner with the Supplier. Any complaint involving a Product which:
          a. may have caused or contributed to a death or serious injury (Incident) or;
          b. has malfunctioned under conditions which would be likely to cause or contribute to a death or serious injury if the malfunction were to recur (Near Incident)
is a Reportable Event, which must be reported to the United States Food and Drug Administration and the appropriate Competent Authority. A copy of the Medical Devices Vigilance System, European Commission Guidelines, which outlines the responsibilities of the Supplier and the Competent Authority, is attached (Attachment #2).
     In the case of a Reportable Event, the Distributor and the Supplier agree to take any action specified by local law to address the potential adverse incident including reporting the Reportable Event to the Competent Authority or recall of the Product(s). Such a report to the Competent Authority or a recall will be authorized by the Supplier. In the event of a recall of the Product, the Distributor will carry out the recall of the Product(s) at the Supplier’s expense subject to the Distributor’s documentation of its compliance with the Supplier’s instructions for storage and handling of the Product(s). The Supplier will replace recalled Product(s) at its expense.
     2. Supplier Order Receipt & Fulfillment. The Distributor agrees to submit in writing all orders for Product(s) to the Supplier’s Customer Service Department in Driebergen, The Netherlands. The Supplier has no obligation to reclaim from the Distributor any Product reaching its expiration date unless reclamation is agreed to at the time of shipment.
The Supplier will include a Packing Slip with all orders it ships. The Packing Slip will specify the Distributor’s purchase order number for the shipment, the date of order receipt at the Supplier, the date of shipment for the order and the contents of the shipment. The Packing Slip will also specify whether or not the Product(s) shipped require refrigeration or other special instructions.
     3. Distributor Order Acceptance & Product Storage. The Distributor will receive Product(s) shipments at its warehouse and, within 24 hours from receipt, inspect them against the Supplier’s packing slips and the Distributor’s order forms and will inspect the Product’s packaging for any signs of damage to the Product(s). The Distributor will notify the Supplier in writing of any additional acceptance tests it will perform on Product(s) shipments. Distributor shall notify Supplier in writing within ten (10) days from the date of delivery about any defects of the Product(s). This notification must specify the complaint in detail.

The Product(s) are considered to be accepted irrevocably and unconditionally after expiry of this ten day term.
     4. Distributor Order Fulfillment. The Distributor will observe “First In, First Out” (FIFO) Inventory management practices.
On request, the Distributor must allow the Supplier to inspect its product storage and shipping areas and records related to the storage and shipment of the Supplier’s Product(s).

EXHIBIT E
QUOTA

EXHIBIT F
Trademarks:
X STOP
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